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Exhibit 12

CREDIT SUISSE FIRST BOSTON (USA), INC.

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except for ratio)

	For the Years Ended						For the Six Months Ended June 30,
	1996	1997	1998	1999	2000		2001
Earnings:
Income (loss) before provision for income taxes	$473,800	$661,100	$600,500	$953,500	$(1,522,164)		$556,034
Add: Fixed Charges Interest expense (gross)	2,865,800	4,012,209	4,501,242	4,839,810	8,161,465		6,333,887
Interest factor in rents	25,515	29,351	38,517	52,563	76,191		35,163

Total fixed charges	2,891,315	4,041,560	4,539,759	4,892,373	8,237,656		6,369,050
Earnings before fixed charges, and provision for income taxes	$3,365,115	$4,702,660	$5,140,259	$5,845,873	$6,715,492		$6,925,084

Ratio of earnings to fixed charges	1.16	1.16	1.13	1.19	0.82	(1)	1.09

(1)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $1,522,164 for the year ended December 31, 2000.

Exhibit 12.1

CREDIT SUISSE FIRST BOSTON (USA), INC.

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED DIVIDENDS

(In thousands, except for ratio)

	For the Years Ended						For the Six Months Ended June 30,
	1996	1997	1998	1999	2000		2001
Earnings:
Income (loss) before provision for income taxes	$473,800	$661,100	$600,500	$953,500	$(1,522,164)		$556,034
Add: Fixed Charges
Interest expense (gross)	2,865,800	4,012,209	4,501,242	4,839,810	8,161,465		6,333,887
Interest factor in rents	25,515	29,351	38,517	52,563	76,191		35,163

Total fixed charges	2,891,315	4,041,560	4,539,759	4,892,373	8,237,656		6,369,050
Add: Preferred dividends	18,653	12,144	21,310	21,180	21,155		10,578
Combined fixed charges and preferred dividends	2,909,968	4,053,704	4,561,069	4,913,553	8,258,811		6,379,628
Earnings before fixed charges and provision for income taxes	$3,365,115	$4,702,660	$5,140,259	$5,845,873	$6,715,492		$6,925,084

Ratio of earnings to fixed charges and preferred dividends	1.16	1.16	1.13	1.19	0.81	(1)	1.09

(1)
The dollar amount of the deficiency in the ratio of earnings to fixed charges and preferred dividends was $1,543,319 for the year ended December 31, 2000.

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CREDIT SUISSE FIRST BOSTON (USA), INC. STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In thousands, except for ratio)
CREDIT SUISSE FIRST BOSTON (USA), INC. STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS (In thousands, except for ratio)